Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S - 8 of our reports dated 24 February 2010 (31 March  2010 as to the consolidating financial information included in Note 43 and 13 August 2010 as to the retrospective restatements related to discontinued operations described in Note 1 of the Accounting Policies), relating to the consolidated financial statements of The Royal Bank of Scotland Group plc, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective restatements discussed in Note 1 and the consolidating financial information included in Note 43), and the effectiveness of The Royal Bank of Scotland Group plc’s internal controls over financial reporting, appearing in the Form 6-K containing Annual Report of The Royal Bank of Scotland Group plc for the year ended 31 December 2009.

/s/ Deloitte LLP

Deloitte LLP

Edinburgh, United Kingdom

17 December, 2010